EXHIBIT 4.4

Observation Rights And Termination Agreement

CELSIUS HOLDINGS, INC.

OBSERVATION RIGHTS AND TERMINATION AGREEMENT

This Agreement dated as of January ___, 2007 is entered into by and among Celsius Holdings, Inc., a Nevada corporation (the "Company"), and John T. Nugent and Anthony J. Baudanza (the "Observers" collectively or the "Observer" individually).

Recitals

WHEREAS, the Company entered into a Merger Agreement and Plan of Reorganization dated as of January ____, 2007, among the Company, Elite FX, Inc., and other parties named therein (the "Merger Agreement") providing for the merger of Elite FX, Inc. with and into a subsidiary of the Company (the "Merger"); and

WHEREAS, prior to the execution of the Merger Agreement, Elite FX, Inc. entered into the following agreements with the Observers: Stockholders Voting Agreement, Investor Rights Agreement, Right of First Refusal and Co-sale Agreement (the "Elite Agreements"), pursuant to which Elite FX, Inc. granted the Observers certain rights related to the voting for members of Elite's board of directors, rights of first refusal to purchase stock issued by Elite, registration of Elite stock held by the Observers and right of first refusal to purchase stock from one of Elite's founding shareholders; and

WHEREAS, the Company and the Observers desire to provide for the continuation or re-establishment of certain rights from the Elite Agreements and for the termination of all other rights arising out of the Elite Agreements.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1. Termination of Elite Agreements. The following agreements between Elite FX, Inc. and John T. Nugent and Anthony J. Baudanza and Stephen Haley (with respect to certain of the agreements), each dated August 1, 2006, shall be terminated in their entirety at the effective time of the Merger: Stockholders Voting Agreement, Investor Rights Agreement, Right of First Refusal and Co-sale Agreement.

2. Observation Rights. Pursuant to the terms of this Agreement, the Observers shall be entitled to attend, as observers, all meetings of the Company's Board of Directors (including telephonic meetings); provided, however, that (a) the Company's Board of Directors may require that the Observers, or either of them, not attend any particular Board meeting or be excused from any portions of meetings that involve matters or business that the Company's Board of Directors, in its reasonable discretion, determines involve matters or business necessary to be considered by the Board of Directors without the Observers being in attendance; and (b) such rights shall exist for each such individual only for so long as such individual owns at least 1.0% of the outstanding shares of the Company's Common Stock. Should the Company's Board of Directors determine that an extraordinary and rare circumstance exists such that the Observers, or either of them, should be asked not to attend all or part of a Board meeting, the Board must provide to the Observers, at least five (5) business days prior to such a meeting, with a written explanation detailing the reasons for the exclusion; provided that the Company's Board of Directors may not exclude one or both of the Observers from meetings or portions of meetings during which the Board will address either stockholder or compensation matters.

Except with respect to matters or business as to which the Company's Board of Directors has determined should be considered by the Board of Directors without the Observers being in attendance and for so long as such individual is entitled to attend Board meetings, such individuals shall be provided with the same meeting notices and materials as the members of the Company's Board of Directors, including but not limited to copies of all proposed and final resolutions, minutes and written consents. Notwithstanding anything to the contrary herein, the Observers may opt to terminate their Observation rights effective upon 5 business days written notice to the Company, following which time the Observers will no longer be provided with meeting notices and material. Upon electing to terminate their status as Observers, the Observers will in no way be considered by the Corporation to be insiders or affiliates, unless required by applicable law.

3. Registration Rights. Following the closing of the Merger, the Observers shall have certain registration and related rights with respect to the shares of common stock of the Company they receive as consideration in the Merger pursuant to the Registration Rights Agreement attached as Exhibit H to the Merger Agreement. The Company and Elite FX, Inc. will not waive the conditions in the Merger Agreement that the private placement occur prior to or concurrent with the closing of the Merger or that the registration rights agreement be effective at the closing of the private placement and will not amend the terms of the Registration Rights Agreement without the consent of the Observers.

4. Repayment of Debt. At the closing of the Merger and as a condition thereto, all outstanding indebtedness of Elite FX, Inc. owed to the Observers in their capacity as lenders under the Secured Credit Agreement dated as of April 10, 2006 (the "Secured Credit Agreement") will be repaid in full which shall result in the termination of the Secured Credit Agreement and cancellation of any outstanding promissory notes issued pursuant thereto.

5. Non-transferability. This Agreement, and the rights and obligations of each Observer hereunder, may not be transferred or assigned by such Observer.

6. Confidential and Material Non-Public Information. As Observers, it is anticipated that you will receive or learn of confidential and/or other material non-public information which shall all be deemed "Confidential Information" as defined below. This Agreement shall establish a fiduciary duty or other relationship of trust and confidence with respect to your possession or knowledge of Confidential Information and your acknowledgement of, and covenant to comply with, the prohibitions on the use and dissemination of material, non-public information as well as the other restrictive provisions contained herein.

6.1 Confidential Information Defined. "Confidential Information" as used in this Agreement shall mean any material, non-public information about the Company or its securities and the following information that you receive pursuant to your observation rights: all technical and non-technical information belonging to, or in the possession of, the Company or its officers, directors, employees, affiliates, subsidiaries, clients, vendors, or Observers, including without limitation, patent, trade secret, and proprietary information; techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, source codes, object codes, software programs, software source documents, and formulae related to the Company's business or any other current, future and/or proposed business, product or service contemplated by the Company; and includes, without limitation, all information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, vendor lists, business forecasts, sales and merchandising, and marketing plans or similar information. "Confidential Information" does not include such information that (i) is or becomes lawfully available to the public, other than as a result of disclosure by one of the Observers in violation of this Agreement, or (ii) is already available or becomes lawfully available to the Observers from a source other than the Company or Elite FX, Inc.

6.2 Disclosures. Each Observer agrees that it shall, at no time during or after termination of this Agreement, directly or indirectly make use of, disseminate, or in any way disclose Confidential Information to any person, firm or business, except to the extent necessary for performance of this Agreement. Observer agrees that it shall disclose Confidential Information only to the Company's other Observers who need to know such information and who have previously agreed to be bound by the terms and conditions of a substantially similar confidentiality provision and shall be liable for damages for the intentional or negligent disclosure of Confidential Information. Observer's obligations with respect to any portion of Confidential Information shall terminate only when Observer has documented to the Company that (a) such information was lawfully in the public domain at the time it was communicated to Observer by the Company; or (b) the communication was in response to a valid and effective subpoena, order, civil investigative demand or similar process or other written request issued by a federal, state or local, foreign or domestic, governmental or regulatory body with competent jurisdiction or was necessary to establish the rights of the Company under this Agreement; provided that the Observers will promptly notify the Company of the existence, terms and circumstances surrounding such request or requirement.

6. 3. Survival. This Section 5 shall survive any termination of this Agreement and all extended periods.

7. General.

            (a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (b) Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Observer shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

            (c) Governing Law. This Agreement shall be governed by and construed in accordance with Florida law.

            (d) Choice of Venue. All parties agree that any litigation which results from the relationship of the parties established by this Agreement will be commenced in the state or federal courts within the borough of Manhattan in the city of New York and each party hereby agrees to submit themselves to the personal jurisdiction of those New York courts.

            (e) Alternative Dispute Resolution. The resolution of all disputes, actions or proceedings arising out of this Agreement first shall be submitted to nonbinding mediation for a minimum of eight hours before a business mediation organization approved by the parties. Such mediation shall be held at a mutually agreed to location within New York City or such other site as agreed by the parties. In the event the non-binding mediation procedures are unsuccessful, the resolution of all disputes, actions or proceedings arising out of this or the Agreement shall be determined solely and exclusively by arbitration under the rules of the American Arbitration Association ("AAA") as then in effect. Upon the demand of any party, each party or its designated representative, together with counsel, shall meet within two weeks of the time demand is made, unless the parties otherwise agree in writing. The parties shall agree upon a single arbitrator (the "Arbitrator"). If the parties are unable to agree, then the AAA shall select the Arbitrator. The Arbitrator shall hear the dispute at a mutually agreed location within New York City within three (3) months of the representatives meeting and properly consider any and all matters related thereto that would be admissible in a non-jury trial under the Applicable Rules of Civil Procedure or Evidence. The Arbitrator's award shall be announced within fourteen (14) days of the hearing of the dispute. Unless the Arbitrator determines that one of the parties acted in bad faith, the parties shall share the fees and costs of the Arbitration equally and shall each pay its own attorneys fees. Any decision rendered by the Arbitrator shall be final and binding, and any judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction.

            (f) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

        If to the Company, at 140 NE 4th Avenue Suite C Delray Beach, FL 33483, Attention: President, or at such other address or addresses as may have been furnished in writing by the Company to the Observer; or

    If to Observer John T. Nugent at 151 Haggetts Pond Road, Andover, MA 01810, or at such other address or addresses as may have been furnished to the Company in writing by the Observer; or

    If to Observer Anthony J. Baudanza at 29 Peakham Road,, Sudbury, MA 01776, or at such other address or addresses as may have been furnished to the Company in writing by the Observer.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, fax, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Confirmed fax shall be deemed to constitute actual receipt. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

        (g) Complete Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

        (h) Amendments and Waivers. Except as otherwise provided in Section 4 hereof, any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Observers. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

        (i) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

        (j) Counterparts; Faxed Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by faxed signatures.

        (k) Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

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Executed as of the date first written above.

CELSIUS HOLDINGS, INC.

By:________________________________
       Stephen Haley, President

JOHN T. NUGENT

By: _________________________________
       John T. Nugent
      151 Haggetts Pond Road
      Andover, MA 01810

ANTHONY J. BAUDANZA

By:__________________________________
Anthony J. Baudanza
29 Peakham Road
Sudbury, MA 01776